Exhibit 10.1

August 1st, 2012

Brian Stevens
187 West Rocks Road
Norwalk, CT 06851

Brian,

Groupon, Inc. is excited to formally offer you a full-time position as Chief Accounting Officer, reporting to Jason Child in Chicago, IL.  The terms of the offer are detailed below.  Please be aware that this offer is contingent upon your returning a signed copy of this letter to Groupon, our approval of the results of a pre-employment background check (if requested), your ability to provide appropriate proof of your identity and eligibility to work in the United States and your signing our Employee Innovations and Proprietary Rights Assignment Agreement.

Compensation

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Your annualized base salary, prorated for your first year of employment, will be Three Hundred Thousand Dollars ($300,000), less withholdings and deductions. Groupon utilizes a semi-monthly payroll (24 pay periods per year).

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Restricted Stock Units:  Upon approval by Groupon's Board of Directors, you will be granted a Restricted Stock Unit Award pursuant to the Company's 2011 Incentive Plan valued at $1,200,000 and will be converted into units as of the date that the Compensation Committee approves the award.  The RSUs will vest as follows: 1/4 of the RSUs will vest on the one-year anniversary of your hire date, and 1/16 of the RSUs will vest at the end of each subsequent 3-month period for the next 36 months following the one-year anniversary of your hire date, provided you remain in continuous full-time service with Groupon as of the applicable vesting dates.  The award will be subject to the terms of the Plan and a form of award agreement that you will be required to sign as a condition of receiving the award.

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Sign-on Bonus: You will be paid a sign-on bonus of $150,000, less withholdings and deductions, in your first paycheck. If your employment terminates for any reason within one year of your start date, you will be responsible for repaying a prorated portion of the sign-on bonus.

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Relocation Bonus: You will be paid a relocation bonus of $75,000, less withholdings and deductions, in your first paycheck upon relocating to Chicago, IL. If your employment terminates for any reason within one year of relocating to Chicago, IL, you will be responsible for repaying a prorated portion of the sign-on bonus.

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2012 Bonus Target of 100% of eligible salary, which is the amount earned in 2012; performance metrics will be based on mutually-agreed goals set within the first 60 days after hire date.  Future years' bonuses will be based on mutually agreed goals, and targets will not be less than $300,000 per year.

•	Groupon will cover corporate housing in Chicago for your first 30 days of employment as you relocate.

•	Groupon reserves the right to modify the terms of your compensation in the future.

Benefits

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Regular full-time employees are eligible for health insurance, dental and vision insurance, an employee assistance program, flexible spending accounts, life insurance, short/long term disability, paid time off and the option to enroll in Groupon's 401(k) plan on the 1st of the month following the date of hire.  Participation in any benefit program is subject at all times to the terms of any applicable plan or policy.

•	Groupon reserves the right to modify, change, or cease these benefits or begin new benefits in the future.
At all times, your employment at Groupon will be “at will,” which means either you or Groupon may end the relationship at any time, for any reason or no reason at all, with or without notice.  Although your job duties, responsibilities, title, compensation, and benefits may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Groupon.  If you accept our offer, you represent and warrant that you will not bring to Groupon's offices, or use or disclose, any confidential information belonging to any third party that Groupon would not have the right to use without restriction.  At all times, you will be subject to all policies, procedures and practices of Groupon, including those in the Global Code of Conduct and Employee Handbook.  You also agree that while employed by Groupon, you will (i) devote your full professional time and attention to Groupon, (ii) not engage in any employment, business or activity that may harm Groupon's reputation or good name; and (iii) not assist any person or organization in competing with Groupon, in preparing to compete with Groupon, or in hiring any Groupon employees.
Your start date will be September 10th, 2012. On that date, Groupon will request you provide us with proof of identity and United States work authorization to complete the required Form I-9, Employment Eligibility Verification. Please refer to page 5 of http://www.uscis.gov/files/form/i-9.pdf for a complete list of eligible documentation. Any representations that may have been made to you that are not contained in this letter are superseded by this offer, and the terms of this letter can only be modified by a written document signed by you and a duly authorized representative of Groupon.

Please signify your acceptance of this offer by signing and returning this letter to Groupon no later than one week (7 days) after the date of this letter.

Thank you and congratulations!

Sincerely,

/s/ Jason E. Child
Jason Child
Chief Finance Officer
Groupon, Inc.

Accepted By: __/s/ Brian Stevens______________

Agreed and accepted this 2nd day of August, 2012